Exhibit 99.1

Colfax Announces Plans for Reverse Stock Split

WILMINGTON, DE, December 30, 2021 (GLOBE NEWSWIRE) — Colfax Corporation (“Colfax” or the “Company”) (NYSE: CFX), a leading diversified technology company, announced today that it plans to hold a special meeting of stockholders to seek approval for an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect, at the discretion of the Board of Directors, (i) a reverse stock split of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at one of three reverse stock split ratios, one-for-two, one-for-three or one-for-four, with the exact ratio to be determined by the Board of Directors of the Company at a later date, and (ii) if and when the reverse stock split is effected, a corresponding reduction in the number of authorized shares of our Common Stock by the selected reverse stock split ratio.

Colfax intends to effect the reverse stock split and authorized share count reduction in connection with and immediately following the previously announced separation of its existing fabrication technology business, which will operate as ESAB Corporation (“ESAB”), and its specialty medical technology businesses, which will operate under the new name Enovis Corporation (“Enovis”). With a reverse stock split, the price of each common share is expected to increase so that a stockholder would have fewer but higher priced shares. A reverse stock split would not have any impact on the voting and other rights of stockholders, and would have no impact on the Company’s business operations or any of its outstanding indebtedness.

Colfax will hold a special meeting of stockholders on February 28, 2022 to seek approval of the reverse stock split and the corresponding authorized share count reduction. Holders of record of Colfax Common Stock as of the close of business on January 10, 2022 will be entitled to notice of and to vote at the special meeting. The time, location and other details regarding the special meeting will be communicated to stockholders at a later date via proxy materials which will be filed with, and subject to review by, the U.S. Securities and Exchange Commission (the “SEC”).

Even if the reverse stock split proposal is approved by the Company’s stockholders, the Board of Directors may delay or abandon the reverse stock split at any time prior to the effective time of the reverse stock split if the Board of Directors determines that the reverse stock split is no longer in the best interests of the Company or its stockholders.

Important Information about the Reverse Stock Split Proposal

This communication may be deemed to be solicitation material in connection with the proposal to be submitted to Colfax’s stockholders at its special meeting seeking approval of an amendment to the Certificate of Incorporation to effect a reverse stock split and a reduction in the number of authorized shares of its Common Stock (the “Reverse Split Proposal”). In connection with the Reverse Split Proposal, Colfax plans to file a preliminary proxy statement on Schedule 14A with the SEC. Stockholders are urged to read the preliminary proxy statement and all other relevant documents filed with the SEC when they become available, including the definitive proxy statement, because they will contain important information about the Reverse Split Proposal.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC when available at Colfax’s website, www.colfaxcorp.com. You also may read and copy any reports, statements and other information filed by Colfax with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

About Colfax Corporation

Colfax Corporation (NYSE: CFX) is a leading diversified technology company that provides orthopedic and fabrication technology products and services to customers around the world, principally under the DJO and ESAB brands. The Company uses its Colfax Business System, a comprehensive set of tools and processes, to create superior value for customers, stockholders and associates. In March of 2021, Colfax announced its intention to separate into two independent and public companies, which is targeted to be completed near the end of the first quarter of 2022, to accelerate strategic momentum and unlock additional value creation potential. Enovis Corporation will focus on specialty medical technologies and ESAB Corporation will focus on fabrication technologies. For more information about Colfax and our separation activities, please visit www.colfaxcorp.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, outlook, expectations and intentions, including the intended separation of Colfax’s fabrication technology and specialty medical technology businesses (the “Separation”), and the timing, method and anticipated benefits of the Separation and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to, risks related to the impact of the COVID-19 global pandemic, including the rise, prevalence and severity of variants of the virus, actions by governments, businesses and individuals in response to the situation, such as the scope and duration of the outbreak, the nature and effectiveness of government actions and restrictive measures implemented in response, material delays and cancellations of medical procedures, supply chain disruptions, the impact on creditworthiness and financial viability of customers; risks relating to the Separation, including the final approval of the Separation by Colfax’s board of directors, the uncertainty of obtaining regulatory approvals, and a favorable tax opinion and/or ruling from the Internal Revenue Service, Colfax’s ability to satisfactorily complete steps necessary for the Separation and related transactions to be generally tax-free for U.S. federal income tax purposes, the ability to satisfy the necessary conditions to complete the Separation on a timely basis, or at all, the ability to realize the anticipated benefits of the Separation, developments related to the impact of the COVID-19 pandemic on the Separation, and the financial and operating performance of each company following the Separation; other impacts on Colfax’s business and ability to execute business continuity plans; and the other factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors,” as well as the other risks discussed in Colfax’s filings with the SEC. In addition, these statements are based on assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

Contact:

Mike Macek

Vice President, Finance

Colfax Corporation

+1-302-252-9129

investorrelations@colfaxcorp.com